Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PULMONX CORPORATION
The undersigned, Glendon E. French, hereby certifies that:
1. He is the duly elected and acting President of Pulmonx Corporation, a Delaware corporation.
2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 4, 2013 under the name of Pulmonx Corporation.
3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
The name of this corporation is Pulmonx Corporation (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Four Hundred Seventeen Million Nine Hundred Eighty-Five Thousand Eight Hundred Eleven (417,985,811) shares, each with a par value of $0.001 per share. Two Hundred Forty Million (240,000,000) shares shall be Common Stock and One Hundred Seven-Seven Million Nine Hundred Eighty-Five Thousand Eight Hundred Eleven (177,985,811) shares shall be Preferred Stock.
(B) Increase in Authorized Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, as amended, the authorized number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and the number of shares of Common Stock reserved for issuance upon the exercise or conversion of convertible or exchangeable securities then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if converted basis).
(C) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of Eight Million Four Hundred Eighty-Six Thousand Two Hundred Twenty-Four (8,486,224) shares. The second series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of Twenty-Four Million Two Hundred Twenty-Four Thousand Six Hundred Seventy Six (24,224,676) shares. The third series of Preferred Stock shall be designated “Series C-1 Preferred Stock” and shall consist of Thirty-Nine Million Four Hundred Twenty-Two Thousand Nine Hundred Eighty (39,422,980) shares. The fourth series of Preferred Stock shall be designated “Series D-1 Preferred Stock” and shall consist of Nine Million Four Hundred Thousand (9,400,000) shares. The fifth series of Preferred Stock shall be designated “Series E-1 Preferred Stock” and shall consist of Nine Million Two Hundred Thirty Thousand Seven Hundred Sixty-Eight (9,230,768) shares. The sixth series of Preferred Stock shall be designated “Series F-1 Preferred Stock” and shall consist of Thirty-Seven Million Eight Hundred Seventy-Eight Thousand Seven Hundred Eighty-Seven (37,878,787) shares. The seventh series of Preferred Stock shall be designated “Series G-1 Preferred Stock” and shall consist of Forty-Nine Million Three Hundred Forty-Two Thousand Three Hundred Seventy-Six (49,342,376) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Section C of Article IV.
1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) $0.07672 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series A-1 Preferred Stock; (ii) $0.08456 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series B-1 Preferred Stock; (iii) $0.08456 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series C-1 Preferred Stock; (iv) $0.088 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series D-1 Preferred Stock; (v) $0.104 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series E-1 Preferred Stock, (vi) $0.1056 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series F-1 Preferred Stock and (vii) $0.1056 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series G-1 Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred

Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock, Series G-1 Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock and Series G-1 Preferred Stock into Common Stock). No dividends may be paid on any other class or series of the Corporation’s equity securities until all declared and unpaid dividends on the Preferred Stock have been paid in full.
2. Liquidation.
(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions shall be made in the following manner, subject to the terms of the Corporation’s Amended and Restated 2015 Management Incentive Plan (the “MIP”):
(i) Series G-1 Liquidation Preference. The holders of Series G-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation or any such consideration to the holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock (together, the “Junior Preferred Stock”), the holders of Series E-1 Preferred Stock, the holders of Series F-1 Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.32 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series G-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series G-1 Preferred Stock (the “Series G-1 Liquidation Preference”). If, upon the occurrence of such liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series G-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts pursuant to this Section 2(a)(i), then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and ratably among the holders of the Series G-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a)(i).
(ii) Series F-1 Liquidation Preference. After the payment in full of the Series G-1 Liquidation Preference as set forth in Section 2(a)(i) above, the holders of Series F-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation or any such consideration to the holders of Junior Preferred Stock, the holders of Series E-1 Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.32 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series F-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series F-1 Preferred Stock (the “Series F-1 Liquidation Preference”). If, upon the occurrence of such liquidation, dissolution or winding up of the Corporation, after payment in full of the Series G-1 Liquidation Preference pursuant to Section 2(a)(i), the assets and funds thus distributed among the holders of the Series F-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts pursuant to this Section 2(a)(ii), then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and ratably among the holders of the Series F-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a)(ii).
(iii) Series E-1 Liquidation Preference. After the payment in full of the Series G-1 Liquidation Preference and Series F-1 Liquidation Preference as set forth in Sections 2(a)(i) and (ii) above, respectively, the holders of Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation or any such consideration to the holders of Junior Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.30 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series E-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series E-1 Preferred Stock (the “Series E-1 Liquidation Preference”). If, upon the occurrence of such liquidation, dissolution or winding up of the Corporation, after payment in full of the Series G-1 Liquidation Preference and Series F-1 Liquidation Preference pursuant to Sections 2(a)(i) and (ii), respectively, the assets and funds thus distributed among the holders of the Series E-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts pursuant to this Section 2(a)(iii), then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and ratably among the holders of the Series E-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a)(iii).
(iv) Junior Preferred Liquidation Preference. After the payment in full of the Series G-1 Liquidation Preference, Series F-1 Liquidation Preference and the Series E-1 Liquidation Preference as set forth in Sections 2(a)(i), (ii) and (iii) above, respectively, the holders of the Junior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation or any such consideration to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.959 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) for each share of Series A-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series A-1 Preferred Stock; (ii) $1.057 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series B-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series B-1 Preferred Stock; (iii) $1.057 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series C-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series C-1 Preferred Stock and (iv) $1.10 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series D-1 Preferred Stock then held by them, plus declared but unpaid dividends on the Series D-1 Preferred Stock. If, upon the occurrence of such liquidation, dissolution or winding up of the Corporation, after payment in full of the Series G-1 Liquidation Preference, Series F-1 Liquidation Preference and Series E-1 Liquidation Preference pursuant to Sections 2(a)(i), (ii) and (iii), respectively, the assets and funds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts pursuant to this Section 2(a)(iv), then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and ratably among the holders of the Junior

Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a)(iv).
(v) Additional Series F-1 Preferred Stock Preference. In the event of a Liquidation Transaction involving one or more third parties other than the purchaser of Series F-1 Preferred Stock or its affiliates pursuant to that certain Series F-1 Preferred Stock Purchase Agreement by and between the Corporation and such purchaser, dated June 8, 2015, as the same may be amended and/or restated, and after the payment in full of the amounts required to be paid by Sections 2(a)(i), (ii), (iii) and (iv), the holders of the Series F-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation or any such consideration to the holders of Common Stock by reason of their ownership thereof, an amount equal to the Additional Preference (as defined below) for each share of Series F-1 Preferred Stock then held by them; provided, that if the portion of the consideration payable to the stockholders of the Corporation upon the closing of such Liquidation Transaction (including any amounts placed in escrow or subject to holdback to satisfy indemnification obligations of the Corporation and/or its stockholders and any amounts that are to be paid subject only to the passage of time or to similar non-performance based contingencies or otherwise guaranteed to be paid) (collectively, the “Initial Payment”) is less than $250,000,000, the holders of Series F-1 Preferred Stock shall not be entitled to receive the Additional Preference; provided, further, that if the Initial Payment is less than $250,000,000 and the portion of all additional consideration (exclusive of any portion of the Initial Payment) that becomes earned or payable to the stockholders of the Corporation on or before the one (1) year anniversary of the closing of such Liquidation Transaction (collectively, the “Additional Payments”) when combined with the Initial Payment is equal to or greater than $250,000,000, the holders of Series F-1 Preferred Stock shall be entitled to receive the Additional Preference which, in such case, shall be payable out of such Additional Payments. If such Additional Payments are insufficient to permit payment in full of the Additional Preference, such Additional Preference shall be paid prior and in preference to any distribution of any assets or any such consideration under Sections 2(a)(i), (ii), (iii) and (iv) above and Section 2(b) below, until the entire Additional Preference is paid to each holder of Series F-1 Preferred Stock. If, upon the occurrence of such Liquidation Transaction, the assets and funds thus distributed among the holders of the Series F-1 Preferred Stock shall be insufficient to permit the payment to the holders of the Series F-1 Preferred Stock of the full aforesaid Additional Preference pursuant to this Section 2(a)(v), then the entire assets and funds of the Corporation legally available for distribution under this Section 2(a)(v) shall be distributed with equal priority and ratably among the holders of the Series F-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(a)(v) until such time as all amounts payable under this Section 2(a)(v) shall have been received by the holders of Series F-1 Preferred Stock. For purposes of this Section 2(a)(v), “Additional Preference” shall mean (i) if the sum of the Initial Payment and all Additional Payments is equal to or greater than $250,000,000 but less than $300,000,000, an amount equal to $0.33 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series F-1 Preferred Stock then held by them, (ii) if the sum of the Initial Payment and all Additional Payments is equal to or greater than $300,000,000 but less than $350,000,000, an amount equal to $0.50 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series F-1 Preferred Stock then held by them, and (iii) if the sum of the Initial Payment and all Additional Payments is equal to or greater than $350,000,000, an amount equal to $0.66 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series F-1 Preferred Stock then held by them.
(b) Remaining Assets. Upon the completion of the distributions required by Sections 2(a)(i), (ii), (iii), (iv) and (v) above, if assets or any such consideration remain in the Corporation, then the remaining assets and funds of the Corporation legally available for distribution shall be paid as follows: the holders of the Common Stock, the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series D-1 Preferred Stock, the Series E-1 Preferred Stock, the Series F-1 Preferred Stock and the Series G-1 Preferred Stock shall share in the remaining assets and funds of the Corporation legally available for distribution on a pro rata basis as if the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock and Series G-1 Preferred Stock were converted into Common Stock at then-applicable Conversion Rate until, as to the Series A-1 Preferred Stock, the holders of the Series A-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(iv) above) equal to $2.877 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series A-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series A-1 Preferred Stock), and as to the Series B-1 Preferred Stock, the holders of the Series B-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(iv) above) equal to $3.171 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series B-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series B-1 Preferred Stock), and as to the Series C-1 Preferred Stock, the holders of the Series C-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(iv) above) equal to $3.171 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series C-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series C-1 Preferred Stock), and as to the Series D-1 Preferred Stock, the holders of the Series D-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(iv) above) equal to $3.30 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series D-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series D-1 Preferred Stock), and as to the Series E-1 Preferred Stock, the holders of the Series E-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(iii) above) equal to $3.90 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series E-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series E-1 Preferred Stock), and as to the Series F-1 Preferred Stock, the holders of the Series F-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(ii) above, but excluding the amount received pursuant to Section 2(a)(v) above) equal to $3.96 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series F-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series F-1 Preferred Stock), and as to the Series G-1 Preferred Stock, the holders of the Series G-1 Preferred Stock shall have received an aggregate amount (including the amount received pursuant to Section 2(a)(i) above) equal to $3.96 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) of Series G-1 Preferred Stock (plus an amount equal to all declared but unpaid dividends on the Series G-1 Preferred Stock), and the holders of the Common Stock shall be entitled to receive ratably on a per-share basis all the remaining assets and funds of the Corporation legally available for distribution.
(c) Certain Acquisitions.
(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if (A) the Corporation or any of its subsidiaries shall sell, convey, or otherwise dispose of all or substantially all of the property or business of the Corporation and its subsidiaries taken as a whole, (B) the Corporation merges with or into or consolidates, whether in a single transaction or a series of related transactions, with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), (C) one or more subsidiaries of the Corporation merges with or into or consolidates, whether in a single transaction or a series of related transactions, with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, or (D) the Corporation or any of its subsidiaries grants an exclusive license to all or substantially all of the Corporation’s intellectual property that is used to generate all or substantially all of the revenues of the Corporation and its subsidiaries taken as a whole (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing primarily for the purpose of funding the Corporation’s business operations, (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own more than 50% of the voting power of the surviving corporation following the transaction, or (iv) a transaction that the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, agree not to treat as a Liquidation Transaction.
(ii) Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:
(A) Securities not subject to investment letter or other similar restrictions on free marketability:
(1) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and
(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.
(C) The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.
(D) In the event of a Liquidation Transaction, the date of the distribution shall be deemed to be the date such transaction closes.
(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock and Series G-1 Preferred Stock written notice of any impending Liquidation Transaction not later than 20 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 20 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Section 2(c)(iii) may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class.
(iv) Allocation of Escrow. In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the stockholders of the

Corporation in accordance with this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.
(v) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).
3. Redemption. The Preferred Stock is not redeemable.
4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.959 in the case of the Series A-1 Preferred Stock, (ii) $1.057 in the case of the Series B-1 Preferred Stock, (iii) $1.057 in the case of the Series C-1 Preferred Stock, (iv) $1.10 in the case of the Series D-1 Preferred Stock, (v) $1.30 in the case of the Series E-1 Preferred Stock, (vi) $1.32 in the case of the Series F-1 Preferred Stock and (vii) $1.32 in the case of the Series G-1 Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share shall be $0.959 for the Series A-1 Preferred Stock, $1.057 for the Series B-1 Preferred Stock, $1.057 for the Series C-1 Preferred Stock, $1.10 for the Series D-1 Preferred Stock, $1.30 for the Series E-1 Preferred Stock, $1.32 for the Series F-1 Preferred Stock and $1.32 for the Series G-1 Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Sections 4(b) and 4(d). The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is referred to herein as the “Conversion Rate” for each such series.
(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid, non-assessable shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (the “IPO”), which results in aggregate cash proceeds to the Corporation of not less than $30,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by the vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class; provided however, that if the Preferred Stock is converted in connection with an IPO and the offering price to the public in the IPO (the “Public Offering Price”) is less than 1.15 times the Conversion Price of the Series G-1 Preferred Stock in effect immediately prior to the IPO, then the Conversion Price for the Series G-1 Preferred Stock shall be adjusted such that, upon the closing of the IPO, each share of Series G-1 Preferred Stock will convert into that number of shares of Common Stock equal to the sum of (a) the number of shares of Common Stock issuable upon conversion of such share of Series G-1 Preferred Stock immediately prior to the IPO (the “Pre-IPO Shares”) and (b) an additional number of shares of Common Stock determined by multiplying the Pre-IPO Shares by the quotient of (x) the difference between 1.15 times the Conversion Price of the Series G-1 Preferred Stock immediately prior to the IPO and the Public Offering Price, divided by (y) the Public Offering Price. For purposes of this Section C of Article IV, “Qualified IPO” shall mean any public offering prior to or in connection with which all shares of Preferred Stock are converted into shares of Common Stock.
(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series G-1 Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).
(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance (as determined pursuant to Section 4(d)(i)(D) and, if applicable, Section 4(d)(i)(E)) would purchase at such Conversion Price then in effect; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.
(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:
(1) Common Stock issued pursuant to stock dividends, stock splits, recapitalizations or similar transactions, as described in Section 4(d)(ii) hereof;
(2) Shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other similar plan or agreement, which issuance and plan or agreement are approved by the Board of Directors of the Corporation;
(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which issuances and transactions are approved by the Board of Directors of the Corporation;
(4) Securities issued in connection with bona fide acquisitions of other corporations or entities pursuant to a merger, consolidation, purchase of assets, reorganization or similar transactions in which the Corporation acquires all or substantially all of the assets of such corporation or entity or 50% or more of the equity ownership in such corporation or entity, the terms of which issuance and transaction are approved by the Board of Directors of the Corporation;

(5) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;
(6) Shares of Common Stock issued or issuable in a Qualified IPO;
(7) Capital stock issued or issuable to an entity as a component of any corporate strategic relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which issuance to and business relationship with such entity are approved by the Board of Directors of the Corporation;
(8) Shares of Common Stock or Preferred Stock issued or issuable upon exercise of warrants or options outstanding as of the Purchase Date; and
(9) Shares of Common Stock issued or issuable in connection with any transaction where the securities so issued are excepted from the definition “Additional Stock” by the affirmative vote of (A) the holders of at least a majority of the Preferred Stock and (B) a majority of the Preferred Directors.
(C) No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.
(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.
(E) Deemed Issuances of Common Stock. In the case of the issuance or sale (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or sold or such Common Stock Equivalents were issued or sold and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).
(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).
(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of

Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).
(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(g) No Impairment. The Corporation will not, by amendment of this Restated Certificate (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend this Restated Certificate with the requisite shareholder consent.
(h) No Fractional Shares and Certificate as to Adjustments.
(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of fractional shares, the Corporation will pay cash in an amount equal to the fair value of such fractional shares, based on the fair market value of the shares of Common Stock, as determined in good faith by the Board of Directors, as of the time when those who would otherwise be entitled to receive such fractional shares is determined. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.
(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate.
(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
5. Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
6. Election of Directors.
(a) For so long as there are outstanding at least 500,000 shares of Series A-1 Preferred Stock (as adjusted for stock splits, reclassifications or other similar transactions), the holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member (the “Series A-1 Director”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.
(b) For so long as there are outstanding at least 500,000 shares of Series B-1 Preferred Stock (as adjusted for stock splits, reclassifications or other similar transactions), the holders of Series B-1 Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members (the “Series B-1 Directors”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.
(c) For so long as there are outstanding at least 500,000 shares of Series C-1 Preferred Stock (as adjusted for stock splits, reclassifications or other similar transactions), the holders of Series C-1 Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members (the “Series C-1 Directors”) of the Corporation’s Board of

Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.
(d) For so long as there are outstanding at least 500,000 shares of Series G-1 Preferred Stock (as adjusted for stock splits, reclassifications or other similar transactions), the holders of Series G-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member (the “Series G-1 Director”, and together with the Series A-1 Director, the Series B-1 Directors and the Series C-1 Directors, the “Preferred Directors”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.
(e) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.
7. Protective Provisions.
(a) So long as at least 500,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:
(i) effect any liquidation, dissolution or winding up of the Corporation or effect a Liquidation Transaction;
(ii) amend, alter, repeal, waive or change the rights, preferences, privileges or powers of the shares of Preferred Stock so as to affect materially and adversely the shares of such series;
(iii) increase or decrease (other than by conversion) the total number of authorized number of any class or series of stock;
(iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;
(v) amend this Restated Certificate or the Corporation’s Bylaws;

(vi) authorize, create (by reclassification, merger or otherwise) or issue, or obligate itself to issue, any other equity security, including any security (other than Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock or Series G-1 Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends, conversion, redemption or upon liquidation;
(vii) declare or pay dividends on or make any distribution with respect to any shares of Common Stock (other than a dividend payable solely in shares of Common Stock);
(viii) change the number of authorized directors of the Corporation to less than seven (7) or more than ten (10) directors, or decrease the number of authorized directors of the Corporation to below the number of directors then in office; and
(ix) amend the MIP to change the total amount of the Carve Out Amount (as such term is defined in the MIP) or to change the order or preference in which the MIP participates in the proceeds otherwise distributable to the holders of Preferred Stock in accordance with Section 2, or create or enter into any new or similar management incentive plan.
(b) So long as at least 500,000 shares of Series A-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series A-1 Preferred Stock or (ii) increase or decrease the authorized number of shares of Series A-1 Preferred Stock.
(c) So long as at least 500,000 shares of Series B-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series B-1 Preferred Stock; or (ii) increase or decrease the authorized number of shares of Series B-1 Preferred Stock.
(d) So long as at least 500,000 shares of Series C-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series C-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series C-1 Preferred Stock; (ii) increase or decrease the authorized number of shares of Series C-1 Preferred Stock; or (iii) alter or change the economic terms of any series of Preferred Stock (including, but not limited to, those terms relating to the conversion price, dividend rate, or liquidation preferences) so as to improve such economic terms of such series of Preferred Stock unless comparable alteration or change is made to the comparable economic terms of the Series C-1 Preferred Stock to the extent relevant.
(e) So long as at least 500,000 shares of Series D-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series D-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series D-1 Preferred Stock; (ii) increase or decrease the authorized number of shares of Series D-1 Preferred Stock; or (iii) alter or change the economic terms of any series of Preferred Stock (including, but not limited to, those terms relating to the conversion price, dividend rate, or liquidation preferences) so as to improve such economic terms of such series of Preferred Stock unless comparable alteration or change is made to the comparable economic terms of the Series D-1 Preferred Stock to the extent relevant.
(f) So long as at least 500,000 shares of Series E-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then outstanding shares of Series E-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series E-1 Preferred Stock; (ii) increase or decrease the authorized number of shares of Series E-1 Preferred Stock; or (iii) alter or change the economic terms of any series of Preferred Stock (including, but not limited to, those terms relating to the conversion price, dividend rate, or liquidation preferences) so as to improve such economic terms of such series of Preferred Stock unless comparable alteration or change is made to the comparable economic terms of the Series E-1 Preferred Stock to the extent relevant.
(g) So long as at least 500,000 shares of Series F-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series F-1 Preferred Stock; (ii) increase or decrease the authorized number of shares of Series F-1 Preferred Stock; (iii) alter or change the economic terms of any series of Preferred Stock (including, but not limited to, those terms relating to the conversion price, dividend rate, or liquidation preferences) so as to improve such economic terms of such series of Preferred Stock unless comparable alteration or change is made to the comparable economic terms of the Series F-1 Preferred Stock to the extent relevant; or (iv) amend the MIP so as to adversely effect the rights of the Series F-1 Preferred Stock in a manner different than any other series of Preferred Stock, or create or enter into any new or similar management incentive plan.
(h) So long as at least 500,000 shares of Series G-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications or the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series G-1 Preferred Stock: (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on the Series G-1 Preferred Stock; (ii) increase or decrease the authorized number of shares of Series G-1 Preferred Stock; (iii) alter or change the economic terms of any series of Preferred Stock (including, but not limited to, those terms relating to the conversion price, dividend rate, or liquidation preferences) so as to improve such economic terms of such series of Preferred Stock unless comparable alteration or change is made to the comparable economic terms of the Series G-1 Preferred Stock to the extent relevant; or (iv) amend the MIP so as to adversely effect the rights of the Series G-1 Preferred Stock in a manner different than any other series of Preferred Stock, or create or enter into any new or similar management incentive plan.
8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
(D) Common Stock.
1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Section C of Article IV.
3. Redemption. The Common Stock is not redeemable.
4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE V
The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.
ARTICLE VI
Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VII
(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
(C) If a Covered Person (as defined below) (1) acquires knowledge of a Corporate Opportunity (as defined below) or (2) is then otherwise pursuing a Corporate Opportunity, unless such Corporate Opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation or pursuant to contractual rights with the Corporation to observe the proceedings of the Board of Directors:
(a) the Corporation shall have no expectation that such Corporate Opportunity will be offered to it, and
(b) the Covered Persons (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, shall have the right to hold such Corporate Opportunity for the Covered Person’s (and its officers’, directors’, agents’, stockholders’, Affiliates’ or subsidiaries’) own account, or to recommend, assign or otherwise transfer such Corporate Opportunity to persons other than the Corporation, and (ii) shall not be liable to the Corporation or its stockholders or creditors for breach of fiduciary duty as a director or stockholder of the Corporation by reason of the fact that the Covered Persons pursued or acquired such Corporate Opportunity for itself, directed, sold, assigned or otherwise transferred such Corporate Opportunity to another person, or did not communicate information regarding such Corporate Opportunity to the Corporation, it being understood that the foregoing shall not constitute a waiver of any right the Corporation may have as a result of a breach of a contract between the Corporation and any Covered Person.
For the purposes of this Section (C):
(a) “Affiliate” of any Person (as defined below) shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person; provided, however, that neither the term “Affiliate” nor the waivers and protections contained in this Section (C), shall include or extend to any Person who serves as an officer, or employee of the Corporation. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(b) “Corporate Opportunity” shall mean any matter, transaction, interest, investment, development or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy.
(c) “Covered Person” shall mean (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (B) any holder of shares of Preferred Stock or any Affiliate, parent, subsidiary, partner, member, director, stockholder, employee or agent of any agent of any such holder or holder’s Affiliate, other than someone who is an employee of the Corporation or any of its subsidiaries.
(d) “Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other legal entity.
Without limiting the foregoing renunciation, the Corporation (1) acknowledges that the Covered Persons are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and (2) agrees that the Covered Persons shall have the unfettered right to make investments in or have relationships with Competing Businesses independent of their investments in the Corporation; provided that each Covered Person agrees to keep in confidence and prevent the use or disclosure to any other person or entity of the confidential information of the Corporation.
Notwithstanding anything in this Restated Certificate to the contrary, this Section (C) may not be amended, waived or terminated without the approval by vote or written consent of (i) the holders of at least a majority of the Series F-1 Preferred Stock and (ii) the holders of at least a majority of the Series G-1 Preferred Stock, voting separately.

(D) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.
Executed this 15th day of April 2019.

/s/ Glendon E. French
Glendon E. French, President
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